EXHIBIT 99.1
RBC Life Sciences, Inc.
2301 Crown Court — Irving, Texas 75038

Press Release For Immediate Release	For Further Information: Steve Brown, CFO Tel: 972-893-4000 steveb@rbcls.com www.rbclifesciences.com
Wayne Holbrook to Leave RBC Life Sciences
     Irving, Texas (September 7, 2007) — RBC Life Sciences, Inc. (RBCL OTC:BB) announced today that Wayne R. Holbrook resigned his position as President of RBC Life Sciences, Inc. and as a member of the Company’s Board of Directors in order to pursue a business opportunity and to fulfill a long-held desire to return to Europe where he and his wife lived and worked in past years. Mr. Holbrook’s resignation is effective September 20, 2007.
     Clinton H. Howard, CEO of RBC Life Sciences, will again assume the responsibilities of the position until Mr. Holbrook’s successor is named. Mr. Howard stated, “Wayne was with RBC for six years. He did an excellent job and helped us to achieve improved earnings for the Company in the past few years. We wish Wayne and his wife the very best in their new opportunity. We do expect to hire an executive well qualified in our business to fill this position soon.”
     The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.
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